UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 7, 2025

Rocket Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36829	04-3475813
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9 Cedarbrook Drive, Cranbury, NJ	08512
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (646) 440-9100

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $0.01 par value	RCKT	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Appointment of Certain Officers

On July 7, 2025, Christopher Stevens was appointed by Rocket Pharmaceuticals, Inc. (the “Company”) as the Company’s Chief Operating Officer. Additionally, on July 7, 2025, Dr. Kinnari Patel transitioned from Chief Operating Officer, President and Head of R&D to President, Head of R&D.

Mr. Stevens, age 45, most recently served as the Executive Vice President and Chief Patient Supply Officer from October 2022 through July 2025 at Spark Therapeutics, a private gene therapy company, where he successfully led teams across manufacturing, supply chain, quality, compliance, engineering, EHS, and facilities, playing a key role in delivering gene therapies to patients globally. During his tenure at Spark, he was also Head of Manufacturing from February 2017 through April 2020, through the approval and launch of Luxturna, the first gene therapy approved for a genetic disease in the U.S. and EU. Mr. Stevens later served as Asset General Manager, from April 2020 through May 2022, for the Hemophilia A program and subsequently Head of Product Strategy, from May 2022 through October 2022, overseeing program development for Spark’s entire portfolio. Prior to Spark, Mr. Stevens was at GlaxoSmithKline, a global biopharma company, from January 2013 through February 2017, where he led teams focused on strategy, operations, and planning, as well as GMP clinical manufacturing operations including process transfer and cell banking. Earlier in his career he held roles of increasing responsibility at Bristol-Myers Squibb, a global biopharma company, from June 2001 through January 2013, in process engineering, manufacturing and supply chain in Massachusetts, Indiana and Puerto Rico. Mr. Stevens currently serves as President of the Board at A Haven – a non-profit family grief center in Chester County, Pennsylvania. He received his M.S. in Industrial Management from the University of Southern Indiana and a B.S. in Chemical Engineering from Purdue University.

On July 7, 2025 (the “Effective Date”), the Company and Mr. Stevens entered into an executive employment agreement (the “Executive Employment Agreement”) pursuant to which he is initially entitled to receive an annual base salary of $525,000 and a target annual bonus of 45% of such salary. In connection with the appointment, the Company will grant Mr. Stevens new hire equity compensation equal to approximately $2,500,000, one-half of which will be in the form of options (the “Options”) to purchase shares of the Company’s common stock, par value $0.01 per share, and one-half of which will be in the form of restricted stock units (“RSUs”). One-third of the RSUs and Options will vest on the first anniversary of the grant, and the remaining two-thirds will vest in eight quarterly increments over the following two years, subject to Mr. Stevens’ continued employment with the Company. The Company has also agreed that on the first Monday of the month following the one-year anniversary of the Effective Date, Mr. Stevens will receive an additional equity compensation award with a total value of $500,000, using the closing price on the day of the grant. One-half of the additional grant will be in the form of Options and one-half will be in the form of RSUs. The Company will also pay Mr. Stevens a sign-on bonus of $250,000 in a lump sum thirty days following Mr. Stevens’ start date so long as he remains actively employed as of that date. The Executive Employment Agreement provides for a severance payment of nine months of annual base salary and nine months of Company-paid COBRA benefits upon certain qualifying terminations of employment and Mr. Stevens’ execution of an irrevocable release of claims in favor of the Company. In connection with a qualifying termination within twelve months following a Change in Control (as defined in the Executive Employment Agreement), Mr. Stevens would be entitled to a lump sum payment equal to twelve months of annual base salary, a lump sum amount equal to any annual bonus to which Mr. Stevens would have been entitled for the year in which termination occurs, and, if timely elected, twelve months of Company-paid COBRA benefits.

Mr. Stevens has not entered into any transactions with the Company that are required to be disclosed pursuant to Item 404(a) of Regulation S-K. Mr. Stevens has no family relationship with any of the executive officers or directors of the Company. There were neither any arrangements nor any understandings between Mr. Stevens and any other person pursuant to which he was to be appointed as an officer of the Company.

The foregoing description of Mr. Stevens’ Executive Employment Agreement is only a summary and is qualified in its entirety by reference to the full text of the agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2025.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Rocket Pharmaceuticals, Inc.

Date: July 11, 2025	By:	/s/ Martin Wilson
Martin Wilson
General Counsel and Chief Corporate Officer, SVP